EXHIBIT 99.1

Financial Information Related to the Assets Acquired and Liabilities Assumed

On April 6, 2009, Emclaire Financial Corp. (the “Company”), through its wholly-owned bank subsidiary, the Farmers National Bank of Emlenton (the “Bank”), entered into a Purchase and Assumption Agreement with National City Bank (“National City”) and PNC Financial Services Group, Inc. (“PNC”) where the Bank agreed to acquire certain assets and assume certain liabilities of one National City branch office located in Titusville, Pennsylvania.  The Board of Governors of the Federal Reserve System and U.S. Department of Justice required National City to divest of this and other branch locations in connection with of its acquisition by PNC.

The primary purpose of the Titusville branch acquisition was to expand the Bank’s presence into a new market with demographics consistent with its current market area.  The deposits assumed through the Titusville branch acquisition have a favorable composition mix and the loans acquired currently present limited risk since none of these loans are presently greater than thirty days past due.  The Titusville branch acquisition is expected to result in increased earnings and provide additional liquidity that has been used to payoff certain short-term borrowings and to fund future loan and securities growth.

On August 28, 2009, the Bank completed the Titusville branch acquisition and assumed $90.8 million of deposits and acquired $32.6 million of loans and $58.0 million in cash, as well as certain fixed assets associated with the branch office.  The Bank retained all existing employees of the office.

The $90.8 million of deposits assumed in the branch acquisition consisted of, approximately $47.9 million of certificates of deposit, or 53% of the deposits assumed, $23.9 million of interest bearing checking, savings and money market accounts, or 26% of the deposits assumed, and $19.0 million of non-interest bearing accounts, or 21% of the deposits assumed.  The interest rates on interest bearing checking, savings and money market accounts were adjusted to the Bank’s current deposit rates.  The interest rates and maturities on the certificates of deposit were assumed at stated contractual terms.  Also at the closing of the acquisition, the Bank assumed the obligations under the Titusville branch property lease.

In connection with the assumption of deposits, the Bank recorded a core deposit intangible of $2.8 million.  This asset represents the value ascribed to the long-term value of the core deposits acquired.  Fair value was determined using a third-party valuation expert specializing in estimating fair values of core deposit intangibles.  The fair value was derived using an industry standard financial instrument present value methodology.  All-in costs and runoff balances by year were discounted by comparable term Federal Home Loan Bank (“FHLB”) advance rates, used as an alternative cost of funds measure.  This intangible asset will be amortized on a double declining balance method of amortization over a weighted average estimated life of nine years.  The core deposit intangible asset is not estimated to have a significant residual value.

The $32.6 million of loans acquired consisted of approximately $20.3 million of home equity loans, or 63% of the loans acquired, $9.9 million of commercial loans, or 30% of the loans acquired and $2.4 million of consumer loans, or 7% of the loans acquired.  Of the loans acquired, approximately 50% are fixed rate loans and 50% are variable rate loans.  The Bank did not acquire any subprime loans and generally did not receive any loans that had a delinquency status of greater than 30 days as of the date of closing.

The Bank’s payment of the 3.4% premium on the assumed deposits and the purchase price for the acquired loans and other assets of the Titusville branch office was made through a reduction of the cash received from National City to fund the deposits assumed by the Bank.  Net of this premium paid, the Bank received a cash settlement amount of approximately $54.9 million from National City.

In connection with the branch acquisition, the Bank recorded goodwill of $2.2 million.  Goodwill represents the excess of the total purchase price paid for the Titusville branch over the fair value of the assets acquired, net of the fair value of the liabilities assumed.  The entire amount of goodwill will be tax deductible and amortized over 15 years for income tax purposes.  Goodwill will be evaluated for possible impairment at least annually, and more frequently, if events and circumstances indicate that the asset might be impaired.

The following unaudited pro forma consolidated balance sheet has been derived from the Corporation’s consolidated balance sheet as of June 30, 2009, adjusted to give effect to the branch acquisition that was completed August 28, 2009, as though such transactions had occurred on June 30, 2009.  The unaudited pro forma consolidated balance sheet is not necessarily indicative of the financial position that would have been achieved had the transactions reflected therein occurred on such date.  The unaudited pro forma consolidated balance sheet does not purport to project the Corporation’s consolidated balance sheet for any future period.

		Assets Acquired			Emclaire
	Emclaire	and Liabilities	Acquisition		Financial Corp
(Dollar amounts in thousands)	Financial Corp	Assumed (1)	Adjustments		Pro Forma
Assets:
Cash and cash equivalents	$20,286	$58,017	$(3,094	)(2)	$75,209
Securities available for sale, at fair value	77,241	—	—		77,241
Loans receivable, net of allowance for loan losses	268,293	32,553	(101	)(3)	300,745
Premises and equipment, net	9,353	78	—		9,431
Goodwill	1,422	—	2,213	(4)	3,635
Other intangible assets	—	—	2,787	(5)	2,787
Prepaid expenses and other assets	14,019	143	—		14,162
	$390,614	$90,791	$1,805		$483,210

Liabilities and Stockholders’ Equity:
Deposits
Non-interest bearing	$54,128	$18,974	$—		$73,102
Interest bearing	237,772	71,817	1,805	(6)	311,394
Borrowed funds	59,600	—	—		59,600
Accrued expenses and other liabilities	3,442	—	—		3,442
	354,942	90,791	1,805		447,538
Total stockholders’ equity	35,672	—	—		35,672
	$390,614	$90,791	$1,805		$483,210

(1)

Represents the assets acquired and liabilities assumed in the branch office acquisition. Historical financial statements are not provided because separate, audited financial statements of the acquired branch were never prepared. In addition, the acquiared branch was not operated as a stand-alone business entity and was only one of numerous branches formerly operated by National City.

(2)

Represents a deposit premium paid of approxiamtely 3.4% of the average daily balance of the assumed deposits for the thirty calendar day period ending on and including the second business day prior to the closing date.

(3)	The purchase accounting adjustment on loans relates to the fair value adjustment that includes an interest rate component and a credit adjustment for estimated lifetime losses.
(4)	The goodwill adjustment relates to the recording of acquired assets and assumed liabilities at fair value.
(5)

Represents the estimated fair value of the core deposit intangible asset (approximately 6.5% of core deposits) associated with deposits assumed. The core deposit intangible is being amortized using the double declining balance method of amortization over nine years.

(6)	The purchase accounting adjustment on deposits relates to the fair value adjustment of the certificates of deposit.